CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$495,000	$67.52

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated June 14, 2013 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$495,000 SuperTrackSM Notes due December 18, 2014 Linked to the Performance of the WisdomTree Japan Hedged Equity Fund Global Medium-Term Notes, Series A, No. E-7980

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	June 14, 2013

Issue Date:	June 19, 2013

Final Valuation Date*:	December 15, 2014

Maturity Date*:	December 18, 2014

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	WisdomTree Japan Hedged Equity Fund (the “ETF”) (Bloomberg ticker symbol “DXJ UP <Equity>”)

Upside Leverage Factor:	1.50

Barrier Price:	$38.48, equal to the Initial Price multiplied by 90.00%, rounded to the nearest hundredth.

Maximum Return:	40.80%

Payment at Maturity:

If you hold your notes to maturity, you will receive (in each case, subject to our credit risk) a cash payment per $1,000 principal amount Note that you hold calculated as follows:

•       If the Final Price is greater than the Initial Price, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return times the Upside Leverage Factor, subject to the Maximum Return on the Notes, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

As the Maximum Return is set at 40.80%, if the Reference Asset Return is 27.20% or more, you will receive (subject to our credit risk) a payment at maturity of $1,408.00 per $1,000 principal amount Note, the maximum possible payment on the Notes.

•       If the Final Price is less than or equal to the Initial Price but equal to or greater than the Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount note.

•       If the Final Price is less than the Barrier Price, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

You will lose some or all of your principal at maturity if the Reference Asset Return is less than -10.00% and, accordingly, the Final Price is less than the Barrier Price.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	1.50%	98.50%
Total	$495,000	$495,000	$7,425	$487,575

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.50% of the principal amount of the Notes, or $15.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers
†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $951.10 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Terms of the Notes, Continued

Reference Asset Return:	The performance of the ETF from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Closing Price:

With respect to the ETF, for any Scheduled Trading Day, the official closing price per share of the ETF on that Scheduled Trading Day as displayed on Bloomberg Professional® service page “DXJ UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of the ETF will be based on an alternate calculation as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Initial Price:	$42.76, the Closing Price on the Initial Valuation Date.

Final Price:	The Closing Price on the Final Valuation Date.

Scheduled Trading Day:	A day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in the ETF, or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TXG7 / US06741TXG74

*	Subject to postponement in the event of a market disruption event with respect to any Reference Asset, as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments’ in this pricing supplement.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Additional information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three (3) months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes and they make the following key assumptions:

•	Initial Price: $42.76

•	Barrier Price: $38.48 (90.00% of the hypothetical Initial Price set forth above, rounded to the nearest hundredth)

•	Upside Leverage Factor: 1.50

•	Maximum Return: 40.80%

Final Price (USD)	Reference Asset Return	Payment at Maturity	Total Return on Notes
85.52	100.00%	$1,408.00	40.80%
81.24	90.00%	$1,408.00	40.80%
76.97	80.00%	$1,408.00	40.80%
72.69	70.00%	$1,408.00	40.80%
68.42	60.00%	$1,408.00	40.80%
64.14	50.00%	$1,408.00	40.80%
59.86	40.00%	$1,408.00	40.80%
55.59	30.00%	$1,408.00	40.80%
54.39	27.20%	$1,408.00	40.80%
51.31	20.00%	$1,300.00	30.00%
47.04	10.00%	$1,150.00	15.00%
44.90	5.00%	$1,075.00	7.50%
43.83	2.50%	$1,037.50	3.75%
42.76	0.00%	$1,000.00	0.00%
40.62	-5.00%	$1,000.00	0.00%
38.48	-10.00%	$1,000.00	0.00%
34.21	-20.00%	$800.00	-20.00%
29.93	-30.00%	$700.00	-30.00%
25.66	-40.00%	$600.00	-40.00%
21.38	-50.00%	$500.00	-50.00%
17.10	-60.00%	$400.00	-60.00%
12.83	-70.00%	$300.00	-70.00%
8.55	-80.00%	$200.00	-80.00%
4.28	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the ETF increases from an Initial Price of $42.76 to a Final Price of $47.04.

Because the Final Price is greater than the Initial Price, the investor receives a payment at maturity of $1,150.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

$1,000 + [$1,000 × 10.00% × 1.50] = $1,150.00

The total return on investment of the Notes is 15.00%.

Example 2: The level of the ETF decreases from an Initial Price of $42.76 to a Final Price of $38.48.

Because the Final Price is less than Initial Price but is not less than the Barrier Price, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on investment of the Notes is 0.00%.

Example 3: The level of the ETF decreases from an Initial Price of $42.76 to a Final Price of $21.38.

Because Final Price is less than the Barrier Price, the investor will receive a payment at maturity of $500.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

The total return on investment of the Notes is -50.00%.

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an ETF or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the ETF, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an ETF”.

•

Exposure to the Japanese Equities of the ETF—The return on the Notes is linked to the performance of the ETF from the Initial Price to the Final Price, as described in this pricing supplement. The ETF seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (the “ETF Underlying Index”). The ETF Underlying Index is designed to provide exposure to equity securities in Japan, while at the same time hedging exposure to fluctuation between the value of the U.S. dollar and the Japanese yen. For additional information regarding the ETF and the ETF Underlying Index, see the information set forth below under “Description of the ETF”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETF and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETF, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of ETF shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Notes by the ETF share price on the date you acquired your Notes, as opposed to making such determination based on the actual number of ETF shares that, after taking into account the Upside Leverage Factor, are effectively referenced in determining the actual return on your Notes. In addition, the Excess Gain Amount could be greater than zero if you purchase your Notes for an amount that is less than the principal amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the ETF. Furthermore, if another exchange traded fund is substituted for the ETF, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the ETF and sold the ETF to purchase its substitute. You should be aware that, if the Notes are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Notes (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Price”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the ETF and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the Final Price of the ETF is less than the Barrier Price, your Notes will be fully exposed to the decline in the ETF from the Initial Price to the Final Price and you will lose some or all of your investment in the Notes. You may lose up to 100% of the principal amount of your Notes.

•

Any Positive Return on the Notes Will Not Exceed the Maximum Return—The potential total return on the Notes is limited by the Maximum Return at maturity. As the Maximum Return is set at 40.80% on the Initial Valuation Date, the maximum payment at maturity that you may receive will be $1,408.00 per $1,000 principal amount Note that you hold. Also, given that the Upside Leverage Factor provides 200% exposure to any positive performance of the ETF, any increase in the Final Price of the ETF over the Initial Price of the ETF by more than 27.20% will not increase your return on the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the ETF would have.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the ETF at Any Time Other than the Final Price on the Final Valuation Date—The Final Price of the ETF and the Reference Asset Return will be based solely on the ETF Closing Price on the Final Valuation Date. Therefore, if the level of the ETF dropped precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the ETF prior to such drop.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the ETF is subject to:

•

The ETF May Underperform the ETF Underlying Index. The performance of an ETF may not replicate the performance of, and may underperform, its underlying index. Unlike the ETF Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the ETF Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the ETF Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not to the ETF Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to ETF Underlying Index.

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

Non-U.S. Securities Markets Risk—The stocks comprising the ETF are issued by Japanese companies which trade on the Japanese securities markets. These Japanese securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market development may affect Japanese markets differently from U.S. or other securities markets. Also, there is generally less publicly available information about Japanese companies listed on such markets than about those of U.S. companies that are subject to expansive reporting requirements of the U.S. Securities and Exchange Commission. Japanese companies are subject to accounting, auditing and financial standards and requirements that differ from those applicable to U.S. reporting companies. Additionally, securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between the Japanese yen and the U.S. dollar, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in Japan or Asia. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•

Currency Exchange Rate Risk—The ETF invests in securities that are traded and quoted in a foreign currency, the Japanese yen. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the Japanese yen. In particular, the value of the Japanese yen may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, the Japanese government, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the Japanese yen strengthens or weakens against the U.S. dollar and the relative weight of each non-U.S. security in the portfolio of the ETF. If, taking into account such weighting, the U.S. dollar strengthens against the Japanese yen, the value of securities in which the ETF invests will be adversely affected and the value of the Notes may decrease. Please see “Currency Hedge Risk” below for more information.

•

Currency Hedge Risk—The ETF seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the ETF Underlying Index. The ETF Underlying Index provides exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. Constituent stocks are of companies within the WisdomTree Japan Dividend Index. The WisdomTree Japan Dividend Index “hedges” against fluctuations in the relative value of the Japanese yen against the U.S. dollar.

While the WisdomTree Japan Dividend Index is designed and intended to have higher returns than an equivalent non-currency hedged investment when the Japanese yen is weakening relative to the U.S. dollar, various factors may prevent the WisdomTree Japan Dividend Index from fully reducing exposure to the risk of the Japanese yen weakening relative to the U.S. dollar, which may adversely impact the underlying return and therefore the value of your Notes and any amount payable at maturity. The WisdomTree Japan Dividend Index is also designed and intended to have lower returns than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar. Consequently, the weakening of the U.S. dollar relative to the Japanese yen will likely have less of a positive impact on the underlying return (as compared to returns of an equivalent unhedged investment) and therefore on the value of your Notes and any amount payable at maturity.

•

The Estimated Value of Your Notes Might be Lower if Such Estimated Value Was Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•

The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is as a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

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The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (see “Many Economic and Market Factors Will Impact the Value of the Notes” below) and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the ETF, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

DESCRIPTION OF THE ETF

We have derived all information contained in this pricing supplement regarding the WisdomTree Japan Hedged Equity Fund (the “ETF”) including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated July 30, 2012, as amended, and other publicly available information. Such information reflects the policies of, and is subject to change by the WisdomTree Trust (the “Trust”). We have not independently verified such information.

Investment Objective and Strategy of the ETF and the ETF Underlying Index

The ETF seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index, the ETF Underlying Index. The WisdomTree Japan Hedged Equity Index provides exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. In this sense, the ETF Underlying Index “hedges” against fluctuations in the relative value of the yen against the U.S. dollar. The ETF Underlying Index is designed to have higher returns than an equivalent non-currency hedged investment when the yen is weakening relative to the U.S. dollar. Conversely, the ETF Underlying Index is designed to have lower returns than an equivalent unhedged investment when the yen is rising relative to the U.S. dollar. The ETF Underlying Index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan. By excluding companies that derive 80% or more of their revenue from Japan, the ETF Underlying Index is tilted towards companies with a more significant global revenue base.

The ETF employs a “passive management”—or indexing—investment approach designed to track the performance of the WisdomTree Japan Hedged Equity Index. The Fund attempts to invest substantially all of its assets in the common stocks that make up the WisdomTree Japan Hedged Equity Index. The ETF generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of securities whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the WisdomTree Japan Hedged Equity Index as a whole. The ETF may or may not hold all of the securities in the ETF Underlying Index.

As of March 25, 2013, the net expense ratio of the ETF is expected to accrue at an annual rate of 0.48% of the ETF’s daily net asset value. Expenses of the ETF reduce the net value of the assets held by the ETF and, therefore, reduce the value of the shares of the ETF.

As of June 10, 2013, the ETF held stocks of Japanese companies in the following industry sectors: Industrials (23.71%), Consumer Discretionary (19.87%), Information Technology (15.44%), Health Care (12.10%), Materials (11.45%), Consumer Staples (9.64%), and Financials (7.70%).

Information filed by the Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and, where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-132380 and 811-21864. The ETF’s website is http://www.wisdomtree.com/etfs/fund-details.aspx?etfid=18#overview. Shares of the ETF are listed on the NYSE Arca under ticker symbol “DXJ.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus.

Historical Information Regarding the ETF

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	50.80	46.12	48.49
June 30, 2008	53.18	47.72	49.09
September 30, 2008	48.70	40.38	42.35
December 31, 2008	42.15	30.62	39.39
March 31, 2009	38.70	28.75	32.78
June 30, 2009	38.92	33.13	37.97
September 30, 2009	41.72	37.23	40.60
December 31, 2009	40.60	37.35	39.33
March 31, 2010	42.74	39.90	42.24
June 30, 2010	42.88	35.57	35.64
September 30, 2010	37.19	34.73	36.02
December 31, 2010	38.74	34.55	38.17
March 31, 2011	41.21	33.50	36.87
June 30, 2011	37.23	34.39	36.14
September 30, 2011	37.06	31.56	32.52
December 31, 2011	33.06	30.49	31.34
March 31, 2012	37.02	31.40	36.90
June 30, 2012	36.71	30.08	33.18
September 30, 2012	33.42	30.34	31.62
December 31, 2012	36.88	30.77	36.88
March 31, 2013	44.23	36.66	43.18
June 14, 2013*	52.91	40.82	42.76

*	High, low and closing prices are for the period starting April 1, 2013 and ending June 14, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The following graph sets forth the historical performance of the ETF based on daily closing prices from January 1, 2008 through May June 14, 2013. The closing price per share of the ETF on June 14, 2013 was $42.76.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.